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                      August 1, 2023

       James C. Kerr
       Chief Financial Officer
       The Gorman-Rupp Company
       600 South Airport Road
       Mansfield, Ohio 44903

                                                        Re: The Gorman-Rupp
Company
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 8, 2023
                                                            File No. 001-06747

       Dear James C. Kerr:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation